Exhibit 31.1

Officer’s Certification

I, Dean R. Anderson, Vice President of Wells Fargo Financial Acceptance, Inc., certify that:

1.     I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Wells Fargo Financial Auto Owner Trust 2004-A;

2.     Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.     Based on my knowledge, the servicing information required to be provided to the trustee by the subservicer under the sale and servicing agreement for inclusion in these reports is included in these reports;

4.     I am responsible for reviewing the activities performed by the subservicer under the sale and servicing, or similar, agreement and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the subservicer has fulfilled its obligations under that agreement; and

5.     The reports disclose all significant deficiencies relating to the subservicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the sale and servicing agreement, that is included in these reports.

Date: March 29, 2005	/s/ Dean R. Anderson
Dean R. Anderson
Vice President
Wells Fargo Financial Acceptance, Inc., Subservicer